Exhibit 12(c)

March 22, 2010

Nicholas-Applegate U.S. Systematic Large Cap Growth Fund

c/o Nicholas-Applegate Institutional Funds

600 West Broadway

San Diego, CA 92101

Allianz NACM Growth Fund

c/o Allianz Funds

1345 Avenue of the Americas

New York, NY 10105

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the “Agreement”) dated March 18, 2010 between and among: (i) Nicholas-Applegate Institutional Funds, a Delaware statutory trust (“NAIF Trust”), on behalf of one of its series, Nicholas-Applegate U.S. Systematic Large Cap Growth Fund (“Target Fund”), and (ii) Allianz Funds, a Massachusetts business trust, on behalf of its series, Allianz NACM Growth Fund (“Acquiring Fund,” and together with Target Fund, the “Funds”). The Agreement describes a proposed transaction (the “Reorganization”) to occur on the date of this letter (the “Closing Date”), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Sections 8(e) and 9(f) of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

Target Fund is a series of NAIF Trust, which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder’s option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”).

Acquiring Fund is a series of Allianz Funds, which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder’s option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

March 22, 2010

Nicholas-Applegate U.S. Systematic Large Cap Growth Fund

Allianz NACM Growth Fund

For purposes of this opinion, we have considered the Agreement, the Combined Prospectus/Proxy Statement dated February 16, 2010 and such other items as we have deemed necessary to render this opinion. In addition, each of Target Fund and Acquiring Fund has provided us with a letter dated as of the date of this letter (collectively, the “Representation Letters”) representing as to certain facts, occurrences and information upon which each of the respective entities above has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; and (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete.

Based on the Representation Letters and customary assumptions, and our review of the documents and items referred to above, we are of the opinion that, subject to the final paragraphs hereof, for U.S. federal income tax purposes:

(i)	The Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Code, and Target Fund and Acquiring Fund each will be a “party to reorganization” within the meaning of Section 368(b) of the Code;

(ii)	Under Section 1032 of the Code, no gain or loss will be recognized by Acquiring Fund upon receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of all liabilities of Target Fund;

(iii)	Under Section 362(b) of the Code, Acquiring Fund’s tax basis in the assets of Target Fund transferred to Acquiring Fund in the Reorganization will be the same as the Target Fund’s tax basis in such assets immediately prior to the transfer;

(iv)	Under Section 1223(2) of the Code, Acquiring Fund’s holding periods in the assets it receives from Target Fund will include the periods during which such assets were held by Target Fund;

(v)	Under Section 361 of the Code, no gain or loss will be recognized by the Target Fund upon (a) the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of all liabilities of Target Fund or (b) the distribution of the Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

(vi)	Under Section 354 of the Code, no gain or loss will be recognized by Target Fund shareholders upon the exchange of their shares of Target Fund for the Acquiring Fund Shares;

March 22, 2010

Nicholas-Applegate U.S. Systematic Large Cap Growth Fund

Allianz NACM Growth Fund

(vii)	Under Section 358 of the Code, the aggregate tax basis of the Acquiring Fund Shares each Target Fund shareholder receives in the Reorganization will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor;

(viii)	Under Section 1223(l) of the Code, a Target Fund shareholder’s holding period for the Acquiring Fund Shares received pursuant to the Agreement will be determined by including the holding period for the shares in Target Fund that were exchanged for those Acquiring Fund Shares, provided that the shareholder held such Target Fund shares as capital assets on the date of the exchange; and

(ix)	Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

We express no view with respect to the effect of the Reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year, or (ii) upon the transfer of such asset without reference to whether such transfer would otherwise be a non-taxable transaction.

In connection with this opinion, we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service (the “IRS”). In that ruling, the IRS held that the so-called “continuity of business enterprise” requirement necessary for tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS’s conclusion in this ruling has always been questionable. In addition, a series of private letter rulings issued in July 2005 and subsequent letter rulings (that indicate the IRS’ view on these issues but on which, as a matter of law, we are not permitted to rely under Code Section 6110(k)(3)) suggest that the IRS’s position on this issue is evolving: in each of these rulings, the IRS relied upon historic business representations to conclude that the reorganizations satisfied the continuity of business enterprise requirement. However, even if the IRS’s 1987 revenue ruling were a correct statement of law, the facts of the Reorganization would be distinguishable from those in the ruling.

We believe that Acquiring Fund and Target Fund are engaged in the same line of business: each is an open-end investment company that seeks long-term capital appreciation by primarily investing its assets in the common stock of large U.S. companies that are selected with reference to the Russell 1000 Growth Index. After the Reorganization, Acquiring Fund will continue that line of business for the benefit of the stockholders of both Target and Acquiring Funds. Although it is possible that Acquiring Fund will dispose of securities formerly held by Target Fund, these dispositions will be fully consistent with Acquiring Fund’s investment objectives and strategies, including those objectives and strategies it shares with Target Fund, and all proceeds generated by such dispositions will be reinvested in a manner fully consistent

March 22, 2010

Nicholas-Applegate U.S. Systematic Large Cap Growth Fund

Allianz NACM Growth Fund

with such policies. In these circumstances, we are of the opinion that Acquiring Fund will have continued the historic business of Target Fund for the benefit of, among others, the historic stockholders of Target Fund, and that the continuity of business enterprise doctrine should, as a result, be fulfilled. However, because there is no case law and Revenue Ruling 87-76 is the only ruling on which taxpayers can rely (i.e., the only ruling that is not a private letter ruling) dealing specifically with the application of the “continuity of business enterprise” requirement to a reorganization involving investment companies, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

Our opinion is based on the Code, Treasury Regulations, IRS rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP